EXHIBIT (a)(5)(ii)

MCG Capital Corporation	PRESS RELEASE
1001 19th Street North
10th Floor	Contact: Scott Walker
Arlington, VA 22209	(703) 247-7559
(703) 247-7500	SWalker@MCGCapital.com
(866) 774-4951 (FAX)
www.MCGCapital.com
FOR IMMEDIATE RELEASE
MCG Capital Announces Preliminary Results of its Tender Offer
MCG expects to acquire 4,996,072 shares at $3.75 per share
ARLINGTON, VA - December 4, 2014 - MCG Capital Corporation (Nasdaq: MCGC) (“MCG” or the “Company”) today announced the preliminary results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m., New York City time, on Wednesday, December 3, 2014.
Based on the preliminary count by the depositary for the tender offer, an aggregate of 4,996,072 shares were properly tendered and not withdrawn at or below a price of $3.75, including 343,670 shares that were tendered through notice of guaranteed delivery.
Based on the preliminary count by the depositary for the tender offer, MCG expects to accept for payment an aggregate of 4,996,072 shares of its common stock at a purchase price of $3.75 per share. These shares represent approximately 11.5 percent of the shares issued and outstanding as of the date of commencement of the tender offer — November 3, 2014.
The tender offer was made pursuant to an Offer to Purchase dated November 3, 2014 and the related Letter of Transmittal, by which the Company offered to purchase up to $75.0 million of its common stock, $0.01 par value per share, at a price per share not less than $3.25 and not greater than $3.75, which documents were filed with the Securities and Exchange Commission on November 3, 2014.
The number of shares to be purchased and the purchase price per share are preliminary. The determination of the final number of shares to be purchased and the final purchase price per share is subject to confirmation by the depositary of the proper delivery of all shares validly tendered and not withdrawn, including shares to be delivered in respect of notices of guaranteed delivery. The actual number of shares validly tendered and not withdrawn and the final purchase price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase will occur promptly thereafter. Payment for shares will be made in cash, without interest.
Merrill Lynch, Pierce, Fenner & Smith Incorporated is MCG’s dealer manager for the tender offer. The information agent for the tender offer is MacKenzie Partners, Inc. and the depositary for the tender offer is American Stock Transfer & Trust Company, LLC. Any questions with regard to the tender offer may be directed to the information agent toll-free at (800) 322-2885.
Further information about the Company is available at www.mcgcapital.com.
About MCG Capital Corporation
MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to lower middle-market companies throughout the United States. Our investment objective is to achieve attractive returns by generating current income and capital gains on our investments. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth, working capital and other general corporate purposes. For more information, please visit www.mcgcapital.com.
Forward-looking Statements:
Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,”

“would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including statements regarding MCG’s expectation regarding the number of shares to be purchased and the purchase price at which such shares will be purchased, as well as those risks, uncertainties and factors referred to in MCG’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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